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                                  EXHIBIT 2.1
                                  -----------

                           SHARE PURCHASE AGREEMENT
                           ------------------------


In Madrid, on December 19, 1997.

                                    APPEAR
                                    ------

(1)  On the one part:

     Mr. Alexander Peter Boxall, of British nationality, of legal age, married, with domicile at Urbanizacion Monte Rozas, and passport number 740049961, in force.

(2)  On the other part:

     Mr. Glenn J. Walters, of American nationality, of legal age, married, with domicile at 61 Crescent Street, Duxberry, Massachusetts, USA, and Passport Number P-102507232.

                                THEY INTERVENE
                                --------------

(1) Mr. Alexander Peter Boxall, (hereinafter, the "VENDOR"), in his own name and on his own behalf.

(2) Mr. Glenn J. Walters on behalf of ADVANCED DEPOSITION TECHNOLOGIES, INC. (hereinafter, "ADT" or the "PURCHASER"), an American company, incorporated under the Laws of Delaware, with registered address in 1290 Orange Street, Wilmington, Delaware. He is empowered to execute this deed by virtue of a special power of attorney granted thereto by Mr. Mark R. Thomas dated December 12, 1997 before the Notary Public of Massachusetts, Mr. Albert A Ferreira, in English and Spanish, duly legalized by means of an apostle pursuant to The Hague Convention of October 5, 1961.

                                   RECITALS
                                   --------

I. The Vendor is the absolute legal owner of 3,150 shares of ABSA, numbers 501 to 800, both inclusive, and numbers 11,001 to 13,850, both inclusive, representing fifteen per cent (15%) of ABSA's share capital, with all rights attached thereto and free of any liens, charges, third party rights or restrictions to transfer (hereinafter, the "SHARES"), represented by means of a multiple certificate ("titulo multiple").


II.  The Shares are fully subscribed and paid-up as follows:

          -  Shares numbers 501 to 800 fully paid;

          - Shares numbers 11,001 to 17,000 paid in a 25%, i.e., 250 Pesetas each.
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III. The Vendor acquired the Shares as follows:

     a) Shares numbers 501 to 800, by subscription, by means of the Public Deed of Incorporation of Alexander Boxall, S.A. executed on November 26, 1979 before the Notary Public of Madrid Mr. Roberto Blanquer Uberos, file number 2,813.

     b) Shares numbers 11,001 to 17,000 by subscription, by means of the Public Deed of share capital increase, executed on May 25, 1988, before the Notary Public of Madrid Mr. Robert Blanquer Uberos, file number 1,802.

VI. The two parties are interested in entering into this Share Purchase Agreement, which shall be governed by the following:

                                    CLAUSES
                                    -------

1.   PURPOSE
     -------

1.1 The Vendor hereby transfers the Shares to the Purchaser, who purchases and acquires, the Shares, with all the rights attached thereto and free from any liens, charges, third party rights or restrictions on their transferability.

1.2 The Vendor hereby transfers the Shares to the Purchaser by means of the delivery of a multiple certificate representing the Shares.

2.   PRICE
     -----

2.1  The parties agree to a total purchase price of US$1,120,000 (the "PRICE").

2.2. The Purchaser pays to the Vendor in this act the total Price by means of the transfer of title to 280,000 unregistered common shares of the Purchaser with a market value of US$4 each (the "ADT SHARES") by means of the delivery of a common stock certificate representing the ADT Shares. The Vendor expressly acknowledges receipt in this act of the Price, this deed serving as a receipt for full payment of the Price.

3.   NON OBLIGATION TO REPAIR DAMAGES
     --------------------------------

3.1 The Purchaser has carried out a legal and tax audit of ABSA in all aspects and declares that it is aware of all the information disclosed during this audit, in particular the lack of the opening license of the factory located in Ciudad Industrial de Parla, a circumstance which it assumes for its own account and risk. Consequently, the parties agree that no repair of damages for defects, whether apparent or hidden, shall apply and the Purchaser hereby expressly waives any right to any action it may be entitled to in this respect, except as provided for in Clause 4 below.

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3.2  The Vendor will not be liable for any past or future contingency or fact affecting ABSA or the value of the Shares, except for tax contingencies, as provided for in Clause 4 below.

4.   TAX CONTINGENCIES
     -----------------

4.1 If, as a result of a tax audit or any other act of the tax authorities, which must not be triggered by ABSA or by the Purchaser directly or indirectly in any case, ABSA is held liable for tax debts derived from facts occurred in the tax years 1995, 1996 or within the period stating on January 1, 1997 and ending on the date hereof the Vendor will reimburse ADT or will pay to the tax authorities, a 15% of the amount assessed in accordance with the procedure described below.

4.2 If ABSA receives any tax notice from which tax liabilities might arise, the Vendor will notify the Purchaser within the shorter of the following two periods: (i) eight business days or (ii) the first half of the term granted by the Spanish Tax Authorities.

4.3 Until the matter is finally solved, the parties will cooperate, act jointly, exchange all information available, and try to minimize the tax liability of ABSA. The Vendor will be allowed to appoint, at his cost, an independent advisor who will participate in the procedure along with the one appointed by ABSA and/or the Purchaser, if any. At the option of the Vendor, ABSA will use all appeals available in the administrative-judicial and judicial procedures. In those procedures, the Vendor will provide, at his own cost, any guaranties or bonds which might be necessary to suspend enforcement up to 15% of the assessed debt.

     The party which, against the express opinion of the other party, decides not to consent the tax inspection and/or challenge the tax assessment made, will be liable for any damages caused to the other party as a result of the administrative judicial and judicial procedures initiated against his opinion.

5.  MISCELLANEOUS
    -------------

5.1 The letter of intent executed between the parties on October 24,1997 shall be understood as novated and substituted hereby, except with respect to the confidentiality covenant contained therein.

5.2 No variation of this Share Purchase Deed shall be valid unless it is made in writing and signed by or on behalf of each of the parties.

5.3 The failure to exercise or delay in exercising a right or remedy under this Share Purchase Deed shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Share Purchase Deed shall prevent any further exercise of any other right or remedy.

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5.4  The invalidity, illegality or unenforceability of any provision of this
     Share Purchase Deed shall not affect or impair the continuation in force of the remainder of this Share Purchase Deed. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties intent is that there shall be added as a part of this Share Purchase Deed a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.5 For the purposes of this Share Purchase Deed, every day of the year except Sundays and holidays in tile cities of Madrid or Boston shall be deemed business days.

6.   CONFIDENTIALITY
     ---------------

6.1 The parties agree to keep confidential the terms of this Share Purchase Deed, as well as all undertakings or obligations assumed hereunder unless required by any applicable law or regulation. If any applicable law or regulation currently in force requires the publication or disclosure of any information concerning this Share Purchase Deed, the party compelled to make such publication or to disclose such information shall give prior notice to the other party of the need to do so, and such party may not object to it.

6.2 Notwithstanding the confidentiality obligation assumed by the parties in the preceding paragraph, the parties may reveal to their managers and employees those aspects of the present Share Purchase Deed that they deem necessary for its fulfillment and the Purchaser may disclose it to any potential assignee of its fights hereunder or to any potential purchaser of the Shares or of any shares in the Company or in the Subsidiary.

6.3 None of the parties will make any press release or other public disclosures related to this Share Purchase Deed or other transactions contemplated hereby, without the written consent of the other party, except when the parties are under an obligation to release specific information pursuant to existing laws or regulations. In particular, the Vendor acknowledges that the Purchaser, as a publicly traded company, may be required to make press releases and/or other public disclosures regarding this Share Purchase Deed and any transaction contemplated herein.

7.   EXPENSES AND TAXES
     ------------------

7.1 Each party will bear 50% of the taxes, costs and expenses arising from the execution of this Share Purchase Deed.

7.2  Taxes shall be borne by the parties in accordance with applicable law.

8.   NOTICES
     -------

8.1 All notices between the parties relating to or arising from this Share Purchase Deed shall be made by mail or by facsimile unless otherwise provided for herein. If made by

                                       4
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     facsimile, the notices shall be deemed valid, and binding, provided that the facsimiles are signed by an authorized officer of the counterpart.

8.2  The parties have designated the following addresses notices:


     The Purchaser
     Myles Standish Industrial Park,
     Taunton, Massachusetts, 02780 USA
     Tel. 508-823 0707
     Fax. 508-823 4434
     Attn. Mr. Glenn J. Walters, President

     The Vendor
     DNA EXPORT, S.L.
     C/Hermosilla 43
     28001 Madrid
     Tel.  34-1-435-7770
     Fax. 34-1-431-6063
     Attn.  Mr. Alexander Boxall

8.3 Any notice sent to the above referenced addresses will be deemed to be received by the addressee, except if prior to the sending of such notice the addressee had notified the sender a change of address or telefax numbers.

9.   GOVERNING LAW AND ARBITRATION
     -----------------------------

9.1 This Share Purchase Deed shall be governed by and construed in accordance with the laws of the Kingdom of Spain.

9.2 Any disputes arising under this Share Purchase Deed shall be definitively resolved according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators named in accordance with the said rules. Where no arbitrator is named in the request for arbitration or within thirty (30) days from receipt of the request, the aforesaid arbitrator shall be appointed by the International Chamber of Commerce. The chairman of the Arbitration Tribunal shall be appointed by the two co-arbitrators and, where thirty (30) days after the appointment of the second arbitrator the co-arbitrators have not reached an agreement, the chairman of the Arbitration Tribunal shall be appointed by the International Chamber of Commerce. The arbitration shall be an arbitration at law, the arbitration proceedings shall be conducted in the city of Madrid, and the language of the arbitration proceeding shall be English. The parties undertake to comply with the arbitration award.

                                       5
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As an expression of their consent, the parties, either directly or through their authorized representatives, execute this Share Purchase Deed and initialize its pages and annexes at the place and on the date first above written.


ADVANCED DEPOSITION                               Alexander Peter Boxall
TECHNOLOGIES, INC.


/s/ Glenn J. Walters                              /s/ Alexander Peter Boxall
__________________________                        _____________________________
Glenn J. Walters                                  Alexander Peter Boxall


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